January 2016
Free Writing Prospectus pursuant to Rule 433 dated January 6, 2016 / Registration Statement No. 333-198735
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
GS Finance Corp.

PLUS Based on the Value of the Energy Select Sector SPDR® Fund due April 20, 2017

Principal at Risk Securities

The Performance Leveraged Upside SecuritiesSM (PLUS) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your PLUS on the stated maturity date (expected to be April 20, 2017) is based on the performance of the Energy Select Sector SPDR® Fund (ETF) as measured from the pricing date (expected to be January 15, 2016) to and including the valuation date (expected to be April 17, 2017).

The return on your PLUS is linked to the performance of the ETF, and not to that of the S&P® Energy Select Sector Index (index) on which the ETF is based. The performance of the ETF may significantly diverge from that of the index.

If the final ETF price (the closing price on the valuation date) is greater than the initial ETF price (set on the pricing date), the return on your PLUS will be positive and equal to the product of the leverage factor of 300% multiplied by the ETF percent increase (the percentage increase in the final ETF price from the initial ETF price), subject to the maximum payment at maturity of $12.45 per PLUS. If the final ETF price is less than the initial ETF price, you will lose a portion of your investment.

On the stated maturity date, for each $10 principal amount of your PLUS, you will receive an amount in cash equal to:

•                  if the final ETF price is greater than the initial ETF price, the sum of (i) $10 plus (ii) the product of (a) $10 times (b) 3.00 times (c) ETF percent increase, subject to the maximum payment at maturity; or

•                  if the final ETF price is equal to or less than the initial ETF price, the product of (i) $10 times (ii) the quotient of (a) the final ETF price divided by (b) the initial ETF price.

The PLUS are for investors willing to forgo interest payments and risk losing their entire investment for the potential to earn 300% of any positive return of the underlying ETF, subject to the maximum payment at maturity.

SUMMARY TERMS (continued on page 2)
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Underlying ETF:	the Energy Select Sector SPDR® Fund
Pricing date:	January , 2016 (expected to price on or about January 15, 2016)
Original issue date:	January , 2016 (3 business days after the pricing date)
Valuation date:	expected to be April 17, 2017, subject to postponement
Stated maturity date:	expected to be April 20, 2017
Stated principal amount/Original issue price:	$10 per PLUS / 100% of the principal amount
Estimated value range:	$9.50 and $9.80 per PLUS. See the following page for more information.

Your investment in the PLUS involves certain risks, including the credit risk of GS Finance Corp., as issuer, and The Goldman Sachs Group, Inc., as guarantor. See page PS-9. You should read the additional disclosure herein so that you may better understand the terms and risks of your investment.

Original issue date:	January , 2016	Original issue price:	100.00% of the principal amount
Underwriting discount:	2.35% ($ in total)*	Net proceeds to the issuer:	97.65% ($ in total)

*Morgan Stanley Wealth Management, acting as dealer for the offering, will receive a selling concession of $0.225 for each PLUS they sell. It has informed us that it intends to internally allocate $0.05 of the selling concession for each PLUS as a structuring fee. Goldman, Sachs & Co. will receive an underwriting discount of $0.01 for each PLUS.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this document, the accompanying general terms supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Goldman, Sachs & Co.

The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issue price, underwriting discount and net proceeds listed on the cover page relate to the PLUS we sell initially. We may decide to sell additional PLUS after the date of this document, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in PLUS will depend in part on the issue price you pay for such PLUS.

ADDITIONAL SUMMARY TERMS
Payment at maturity:

If final ETF price is greater than initial ETF price,

$10 + leveraged upside payment, subject to the maximum payment at maturity

In no event will the payment at maturity exceed the maximum payment at maturity.

If final ETF price is equal to or less than initial ETF price,

$10 × ETF performance factor

This amount will be equal to or less than the stated principal amount of $10 and could be zero.

Leveraged upside payment:	$10 × leverage factor × ETF percent increase
ETF percent increase:	(final ETF price - initial ETF price) / initial ETF price
Initial ETF price:	, which is the underlying ETF closing price on the pricing date
Final ETF price:	the underlying ETF closing price on the valuation date
Leverage factor:	300%
ETF performance factor:	final ETF price / initial ETF price
Maximum payment at maturity:	$12.45 per PLUS (124.50% of the stated principal amount)
CUSIP / ISIN:	36250E159 / US36250E1597
Listing:	The PLUS will not be listed on any securities exchange
Underwriter:	Goldman, Sachs & Co.

Estimated Value of Your PLUS

The estimated value of your PLUS at the time the terms of your PLUS are set on the pricing date (as determined by reference to pricing models used by Goldman, Sachs & Co. (GS&Co.) and taking into account our credit spreads) is expected to be in the range (the estimated value range) specified on the cover of this document (per $10 principal amount), which is less than the original issue price. The value of your PLUS at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell PLUS (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately $     per $10 principal amount, which exceeds the estimated value of your PLUS as determined by reference to these models. The amount of the excess will decline on a straight line basis over the period from the pricing date through           .

About Your PLUS

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement and general terms supplement no. 25 listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement and general terms supplement no. 25 and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement and general terms supplement no. 25 if you so request by calling (212) 357-4612.

The PLUS are notes that are part of the Medium-Term Notes, Series E program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. (Registration Statement No. 333-198735). This document should be read in conjunction with the following:

•                  General terms supplement no. 25 dated December 22, 2015

•                  Prospectus supplement dated December 22, 2015

•                  Prospectus dated December 22, 2015

The information in this document supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your PLUS.

GS Finance Corp. PLUS Based on the Value of the Energy Select Sector SPDR® Fund due April 20, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

We refer to the PLUS we are offering by this document as the “offered PLUS” or the “PLUS”. Each of the PLUS has the terms described under “Summary Terms” and “Additional Provisions” in this document. Please note that in this document, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its consolidated subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, refer only to The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries and affiliates, and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc., together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated December 22, 2015, as supplemented by the accompanying prospectus supplement, dated December 22, 2015, of GS Finance Corp. and The Goldman Sachs Group, Inc. for Medium-Term Notes, Series E and references to the “accompanying general terms supplement no. 25” mean the accompanying general terms supplement no. 25, dated December 22, 2015, of GS Finance Corp. and The Goldman Sachs Group, Inc. The PLUS will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture is referred to as the “GSFC 2008 indenture” in the above-referenced accompanying prospectus supplement for Medium-Term Notes, Series E.

Investment Summary

Performance Leveraged Upside Securities

The PLUS Based on the Value of the Energy Select Sector SPDR® Fund due April 20, 2017 (the “PLUS”) can be used:

•                  As an alternative to direct exposure to the underlying ETF that enhances returns for a limited range of positive performance of the underlying ETF, subject to the maximum payment at maturity.

•                  To potentially outperform the underlying ETF with respect to moderate increases in the underlying ETF from the initial ETF price to the final ETF price.

However, you will not receive dividends on the underlying ETF or the stocks comprising the underlying ETF (the “underlying ETF stocks”) or any interest payments on your PLUS.

The PLUS are exposed on a 1:1 basis to the negative performance of the underlying ETF.

Maturity:	Approximately 1 year and 3 months

Payment at maturity:

•                  If final ETF price is greater than initial ETF price, $10 + leveraged upside payment, subject to the maximum payment at maturity. In no event will the payment at maturity exceed the maximum payment at maturity.

•                  If final ETF price is equal to or less than initial ETF price, $10 × ETF performance factor. This amount will be equal to or less than the stated principal amount of $10 and could be zero.

Leverage factor:	300% (applicable only if the final ETF price is greater than the initial ETF price)

Maximum payment at maturity:	$12.45 per PLUS (124.50% of the stated principal amount)

Minimum payment at maturity:	None. Investors may lose their entire initial investment in the PLUS.

Interest:	None

Redemption:	None. The PLUS will not be subject to redemption right or price

January 2016

GS Finance Corp. PLUS Based on the Value of the Energy Select Sector SPDR® Fund due April 20, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

dependent redemption right.

Key Investment Rationale

The PLUS offer leveraged exposure to a limited range of positive performance of the Energy Select Sector SPDR® Fund. In exchange for enhanced performance of 300.00% of the appreciation of the underlying ETF, investors forgo performance above the maximum payment at maturity of $12.45 per PLUS. At maturity, if the underlying ETF has appreciated in value, investors will receive the stated principal amount of their investment plus the leveraged upside payment, subject to the maximum payment at maturity of $12.45 per PLUS. However, if the underlying ETF has depreciated in value, investors will lose 1.00% for every 1.00% decline in the underlying ETF value from the pricing date to the valuation date of the PLUS. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. Investors will not receive dividends on the underlying ETF or the underlying ETF stocks or any interest payments on the PLUS and investors may lose their entire initial investment in the PLUS. All payments on the PLUS are subject to the credit risk of GS Finance Corp., as issuer, and The Goldman Sachs Group, Inc., as guarantor.

Leveraged Performance

The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying ETF within a limited range of positive performance. However, investors will not receive dividends on the underlying ETF or the underlying ETF stocks or any interest payments on the PLUS.

Upside Scenario

The underlying ETF increases in value. In this case, you receive a full return of principal as well as 300% of the increase in the value of the underlying ETF, subject to the maximum payment at maturity of $12.45 per PLUS (124.50% of the stated principal amount). For example, if the final ETF price is 2.00% greater than the initial ETF price, the PLUS will provide a total return of 6.00% at maturity.

Par Scenario	The final ETF price is equal to the initial ETF price. In this case, you receive the stated principal amount of $10 at maturity.
Downside Scenario

The underlying ETF declines in value. In this case, you receive less than the stated principal amount by an amount proportionate to the decline in the value of the underlying ETF from the pricing date to the valuation date of the PLUS. For example, if the final ETF price is 30.00% less than the initial ETF price, the PLUS will provide at maturity a loss of 30.00% of principal. In this case, you receive $7.00 per PLUS, or 70.00% of the stated principal amount. There is no minimum payment at maturity on the PLUS, and you could lose your entire investment.

How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$10 per PLUS

Leverage factor:	300%

Maximum payment at maturity:	$12.45 per PLUS (124.50% of the stated principal amount)

Minimum payment at maturity:	None

January 2016

GS Finance Corp. PLUS Based on the Value of the Energy Select Sector SPDR® Fund due April 20, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

PLUS Payoff Diagram

200%
150%
100%
50%
0%
124.50%
Leveraged Performance
Plus Performance
Underlying ETF Performance
108.167%
0%
25%
50%
75%
100%
125%
150%
175%
200%
Hypothetical Payment at Maturity as % of Face Amount
Hypothetical Final ETF Price as % of Initial ETF Price

How it works

▪           Upside Scenario. If the final ETF price is greater than the initial ETF price, the investor would receive the $10 stated principal amount plus 300% of the appreciation of the underlying ETF from the pricing date to the valuation date of the PLUS, subject to the maximum payment at maturity. Under the terms of the PLUS, the investor will realize the maximum payment at maturity at a final ETF price of approximately 108.167% of the initial ETF price.

▪	If the underlying ETF appreciates 2.00%, the investor would receive a 6.00% return, or $10.60 per PLUS.

January 2016

GS Finance Corp. PLUS Based on the Value of the Energy Select Sector SPDR® Fund due April 20, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

▪	If the underlying ETF appreciates 10.00%, the investor would receive only the maximum payment at maturity of $12.45 per PLUS, or 124.50% of the stated principal amount.

▪            Par Scenario. If the final ETF price is equal to the initial ETF price, the investor would receive the $10 stated principal amount per PLUS.

▪            Downside Scenario. If the final ETF price is less than the initial ETF price, the investor would receive an amount that is less than the $10 stated principal amount, based on a 1.00% loss of principal for each 1.00% decline in the underlying ETF. Under these circumstances, the payment at maturity will be less than the stated principal amount per PLUS. There is no minimum payment at maturity on the PLUS.

▪   If the underlying ETF depreciates 30.00%, the investor would lose 30.00% of the investor’s principal and receive only $7.00 per PLUS at maturity, or 70.00% of the stated principal amount.

Additional Hypothetical Examples

The following table is provided for purposes of illustration only. It should not be taken as an indication or prediction of future investment results and merely is intended to illustrate the impact that the various hypothetical closing prices of the underlying ETF on the valuation date could have on the payment at maturity assuming all other variables remain constant.

The examples below are based on a range of final ETF prices that are entirely hypothetical; the closing price of the underlying ETF on any day throughout the life of the PLUS, including the final ETF price on the valuation date, cannot be predicted. The underlying ETF has been highly volatile in the past — meaning that the closing price of the underlying ETF has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered PLUS assuming that they are purchased on the original issue date at the stated principal amount and held to the stated maturity date. If you sell your PLUS in a secondary market prior to the stated maturity date, your return will depend upon the market value of your PLUS at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates, the volatility of the underlying ETF and the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions

Stated principal amount	$10

Leverage factor	300.00%

Maximum payment at maturity	$12.45 per PLUS

Neither a market disruption event nor a non-ETF business day occurs on the originally scheduled valuation date

No change in or affecting any of the underlying ETF stocks or the method by which the underlying ETF investment advisor calculates the underlying ETF

PLUS purchased on original issue date at the stated principal amount and held to the stated maturity date

Moreover, we have not yet set the initial ETF price that will serve as the baseline for determining the amount that we will pay on your PLUS, if any, at maturity. We will not do so until the pricing date. As a result, the actual initial ETF price may differ substantially from the closing price of one underlying share prior to the pricing date.

For these reasons, the actual performance of the underlying ETF over the life of your PLUS, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical closing prices of the underlying ETF shown elsewhere in this document. For information about the historical values of the underlying ETF during recent periods, see “The Underlying ETF — Historical Closing

January 2016

GS Finance Corp. PLUS Based on the Value of the Energy Select Sector SPDR® Fund due April 20, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Prices of the Underlying ETF” below. Before investing in the offered PLUS, you should consult publicly available information to determine the values of the underlying ETF between the date of this document and the date of your purchase of the offered PLUS.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your PLUS, tax liabilities could affect the after-tax rate of return on your PLUS to a comparatively greater extent than the after-tax return on the underlying ETF stocks.

The values in the left column of the table below represent hypothetical final ETF prices and are expressed as percentages of the initial ETF price. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final ETF price, and are expressed as percentages of the stated principal amount of a PLUS (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $10 of the outstanding stated principal amount of the offered PLUS on the stated maturity date would equal 100.000% of the stated principal amount of a PLUS, based on the corresponding hypothetical final ETF price and the assumptions noted above.

Hypothetical Final ETF Price (as Percentage of Initial ETF Price)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
150.000%	124.500%
125.000%	124.500%
110.000%	124.500%
108.167%	124.500%
103.000%	109.000%
101.000%	103.000%
100.000%	100.000%
75.000%	75.000%
50.000%	50.000%
30.000%	30.000%
25.000%	25.000%
0.000%	0.000%

If, for example, the final ETF price were determined to be 25.000% of the initial ETF price, the payment at maturity that we would deliver on your PLUS at maturity would be 25.000% of the stated principal amount of your PLUS, as shown in the table above. As a result, if you purchased your PLUS on the original issue date at the stated principal amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your PLUS at a premium to stated principal amount you would lose a correspondingly higher percentage of your investment). If the final ETF price were determined to be zero, you would lose your entire investment in the PLUS. In addition, if the final ETF price were determined to be 150.000% of the initial ETF price, the payment at maturity that we would deliver on your PLUS at maturity would be limited to the maximum payment at maturity, or 124.500% of each $10 principal amount of your PLUS, as shown in the table above. As a result, if you held your PLUS to the stated maturity date, you would not benefit from any increase in the final ETF price of greater than approximately 108.167% of the initial ETF price.

The payments at maturity shown above are entirely hypothetical; they are based on market prices for the underlying ETF stocks that may not be achieved on the valuation date and on assumptions that may prove to be erroneous. The actual market value of your PLUS on the stated maturity date or at any other time, including any time you may wish to sell your PLUS, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered PLUS. The hypothetical payments at maturity on PLUS held to the stated maturity date in the examples above assume you purchased your PLUS at their stated principal amount and have not been adjusted to reflect the actual issue price you pay for your PLUS. The return on your investment (whether positive or negative) in your PLUS will be affected by the amount you pay for your PLUS. If you purchase your PLUS for a price other than the stated principal amount, the return on your investment will differ from, and may be significantly lower

January 2016

GS Finance Corp. PLUS Based on the Value of the Energy Select Sector SPDR® Fund due April 20, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

than, the hypothetical returns suggested by the above examples. Please read “Risk Factors — The Market Value of Your PLUS May Be Influenced by Many Unpredictable Factors” below.

Payments on the PLUS are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the PLUS are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the PLUS or the U.S. federal income tax treatment of the PLUS, as described elsewhere in this document.

We cannot predict the actual final ETF price or what the market value of your PLUS will be on any particular ETF business day, nor can we predict the relationship between the underlying ETF closing price and the market value of your PLUS at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered PLUS will depend on the actual initial ETF price, which we will set on the pricing date, and the actual final ETF price determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your PLUS, if any, on the stated maturity date may be very different from the information reflected in the table above.

January 2016

GS Finance Corp. PLUS Based on the Value of the Energy Select Sector SPDR® Fund due April 20, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Risk Factors

An investment in your PLUS is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, dated December 22, 2015, in the accompanying prospectus supplement, dated December 22, 2015, and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 25, dated December 22, 2015. You should carefully review these risks and considerations as well as the terms of the PLUS described herein and in the accompanying prospectus, dated December 22, 2015, as supplemented by the accompanying prospectus supplement, dated December 22, 2015, and the accompanying general terms supplement no. 25, dated December 22, 2015, of GS Finance Corp. and The Goldman Sachs Group, Inc. Your PLUS are a riskier investment than ordinary debt securities. Also, your PLUS are not equivalent to investing directly in the underlying ETF stocks, i.e., the stocks comprising the underlying ETF to which your PLUS are linked. You should carefully consider whether the offered PLUS are suited to your particular circumstances.

Your PLUS Do Not Bear Interest

You will not receive any interest payments on your PLUS. As a result, even if the payment at maturity payable for your PLUS on the stated maturity date exceeds the stated principal amount of your PLUS, the overall return you earn on your PLUS may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

You May Lose Your Entire Investment in the PLUS

You can lose your entire investment in the PLUS. The cash payment on your PLUS, if any, on the stated maturity date will be based on the performance of the Energy Select Sector SPDR® Fund as measured from the initial ETF price set on the pricing date to the closing price of the underlying ETF on the valuation date. If the final ETF price is less than the initial ETF price, you will lose 1.00% of the stated principal amount of your PLUS for every 1.00% decline in the value of the underlying ETF over the term of the PLUS. Thus, you may lose your entire investment in the PLUS.

Also, the market price of your PLUS prior to the stated maturity date may be significantly lower than the purchase price you pay for your PLUS. Consequently, if you sell your PLUS before the stated maturity date, you may receive far less than the amount of your investment in the PLUS.

The PLUS Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the PLUS will be based on the performance of the underlying ETF, the payment of any amount due on the PLUS is subject to the credit risk of GS Finance Corp., as issuer of the PLUS, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the PLUS. The PLUS are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the PLUS, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the PLUS, to pay all amounts due on the PLUS, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series E Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” on page 32 of the accompanying prospectus.

The Potential for the Value of Your PLUS to Increase Will Be Limited

Your ability to participate in any change in the value of the underlying ETF over the life of your PLUS will be limited because of the maximum payment at maturity of $12.45 per PLUS (124.50% of the stated principal amount). The maximum payment at maturity will limit the payment at maturity you may receive for each of your PLUS, no matter how much the value of the underlying ETF may rise over the life of your

January 2016

GS Finance Corp. PLUS Based on the Value of the Energy Select Sector SPDR® Fund due April 20, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

PLUS. Although the leverage factor provides 300.00% exposure to any increase in the final ETF price over the initial ETF price, because the payment at maturity will be limited to 124.50% of the stated principal amount per PLUS, any increase in the final ETF price over the initial ETF price by more than approximately 8.167% of the initial ETF price will not further increase the return on the PLUS. Accordingly, the amount payable for each of your PLUS may be significantly less than it would have been had you invested directly in the underlying ETF.

The Return on Your PLUS Will Not Reflect Any Dividends Paid on the Underlying ETF or the Underlying ETF Stocks

The return on your PLUS will not reflect the return you would realize if you actually owned the underlying ETF and received the distributions paid on the shares of such underlying ETF. You will not receive any dividends that may be paid on any of the underlying ETF stocks by the ETF stock issuers or the shares of the underlying ETF. See “—Investing in the PLUS is Not Equivalent to Investing in the Underlying ETF; You Have No Shareholder Rights or Rights to Receive Any Underlying ETF or Any Underlying ETF Stock” below for additional information.

The Estimated Value of Your PLUS At the Time the Terms of Your PLUS Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your PLUS

The original issue price for your PLUS exceeds the estimated value of your PLUS as of the time the terms of your PLUS are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such expected estimated value on the pricing date is set forth above under “Estimated Value of Your PLUS”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your PLUS (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your PLUS as determined by reference to these models. As agreed by GS&Co. and the distribution participants, the amount of the excess will decline on a straight line basis over the period set forth above under “Estimated Value of Your PLUS”. Thereafter, if GS&Co. buys or sells your PLUS it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your PLUS at any time also will reflect its then current bid and ask spread for similar sized trades of structured PLUS.

In estimating the value of your PLUS as of the time the terms of your PLUS are set on the pricing date, as disclosed above under “Estimated Value of Your PLUS”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the PLUS. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your PLUS in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your PLUS determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your PLUS May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your PLUS as of the time the terms of your PLUS are set on the pricing date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the PLUS, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your PLUS. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your PLUS.

January 2016

GS Finance Corp. PLUS Based on the Value of the Energy Select Sector SPDR® Fund due April 20, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

In addition to the factors discussed above, the value and quoted price of your PLUS at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the PLUS, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your PLUS, including the price you may receive for your PLUS in any market making transaction. To the extent that GS&Co. makes a market in the PLUS, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured PLUS (and subject to the declining excess amount described above).

Furthermore, if you sell your PLUS, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your PLUS in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your PLUS at any price and, in this regard, GS&Co. is not obligated to make a market in the PLUS. See “— Your PLUS May Not Have an Active Trading Market” below.

The Amount Payable on Your PLUS Is Not Linked to the Value of the Underlying ETF at Any Time Other than the Valuation Date

The final ETF price will be based on the closing price of the underlying ETF on the valuation date (subject to adjustment as described elsewhere in this document). Therefore, if the closing price of the underlying ETF dropped precipitously on the valuation date, the payment at maturity for your PLUS may be significantly less than it would have been had the payment at maturity been linked to the closing price of the underlying ETF prior to such drop in the value of the underlying ETF. Although the actual value of the underlying ETF on the stated maturity date or at other times during the life of your PLUS may be higher than the final ETF price, you will not benefit from the closing price of the underlying ETF at any time other than on the valuation date.

The Market Value of Your PLUS May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your PLUS, we mean the value that you could receive for your PLUS if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your PLUS, including:

•                  the value of the underlying ETF;

•                  the volatility – i.e., the frequency and magnitude of changes – in the closing price of the underlying ETF;

•                  the dividend rates of the underlying ETF stocks;

•                  economic, financial, regulatory, political, military and other events that affect stock markets generally and the underlying ETF stocks, and which may affect the closing price of the underlying ETF;

•                  interest rates and yield rates in the market;

•                  the time remaining until your PLUS mature; and

•                  our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

These factors, and many other factors, will influence the price you will receive if you sell your PLUS before maturity, including the price you may receive for your PLUS in any market making transaction. If

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GS Finance Corp. PLUS Based on the Value of the Energy Select Sector SPDR® Fund due April 20, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

you sell your PLUS before maturity, you may receive less than the principal amount of your PLUS or the amount you may receive at maturity.

You cannot predict the future performance of the underlying ETF based on its historical performance. The actual performance of the underlying ETF over the life of the offered PLUS or the payment at maturity may bear little or no relation to the historical closing prices of the underlying ETF or to the hypothetical examples shown elsewhere in this document.

Your PLUS May Not Have an Active Trading Market

Your PLUS will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your PLUS. Even if a secondary market for your PLUS develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your PLUS in any secondary market could be substantial.

If the Value of the Underlying ETF Changes, the Market Value of Your PLUS May Not Change in the Same Manner

The price of your PLUS may move quite differently than the performance of the underlying ETF. Changes in the value of the underlying ETF may not result in a comparable change in the market value of your PLUS. Even if the value of the underlying ETF increases above the initial ETF price during some portion of the life of the PLUS, the market value of your PLUS may not reflect this amount. We discuss some of the reasons for this disparity under “— The Market Value of Your PLUS May Be Influenced by Many Unpredictable Factors” above.

Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the PLUS and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the PLUS

Goldman Sachs expects to hedge our obligations under the PLUS by purchasing futures and/or other instruments linked to the underlying ETF. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlying ETF or the underlying ETF stocks at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the valuation date for your PLUS. Alternatively, Goldman Sachs may hedge all or part of our obligations under the PLUS with unaffiliated distributors of the PLUS which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other index-linked securities whose returns are linked to changes in the value of the underlying ETF or the underlying ETF stocks, as applicable.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the PLUS or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the PLUS; hedging the exposure of Goldman Sachs to the PLUS including any interest in the PLUS that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the PLUS.

Any of these hedging or other activities may adversely affect the value of the underlying ETF — directly or indirectly by affecting the value of the underlying ETF stocks — and therefore the market value of your PLUS and the amount we will pay on your PLUS, if any, at maturity. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have

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GS Finance Corp. PLUS Based on the Value of the Energy Select Sector SPDR® Fund due April 20, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the PLUS. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the PLUS, and may receive substantial returns on hedging or other activities while the value of your PLUS declines. In addition, if the distributor from which you purchase PLUS is to conduct hedging activities in connection with the PLUS, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the PLUS to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the PLUS to you in addition to the compensation they would receive for the sale of the PLUS.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the PLUS

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your PLUS, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the PLUS.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your PLUS, or similar or linked to the underlying ETF or underlying ETF stocks. Investors in the PLUS should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the PLUS for liquidity, research coverage or otherwise.

Investing in the PLUS is Not Equivalent to Investing in the Underlying ETF; You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlying ETF or Any Underlying ETF Stock

Investing in your PLUS will not make you a holder of any shares of the underlying ETF or the underlying ETF stocks. Neither you nor any other holder or owner of your PLUS will have any rights with respect to the underlying ETF stocks, including voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlying ETF or the underlying ETF stocks or any other rights of a holder of the underlying ETF or the underlying ETF stocks. Your PLUS will be paid in cash, and you will have no right to receive delivery of any shares of the underlying ETF or the stocks comprising the underlying ETF.

We May Sell an Additional Aggregate Stated Principal Amount of the PLUS at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the PLUS subsequent to the date of this document. The issue price of the PLUS in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this document.

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GS Finance Corp. PLUS Based on the Value of the Energy Select Sector SPDR® Fund due April 20, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

If You Purchase Your PLUS at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on PLUS Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the PLUS Will be Negatively Affected

The payment at maturity will not be adjusted based on the issue price you pay for the PLUS. If you purchase PLUS at a price that differs from the stated principal amount of the PLUS, then the return on your investment in such PLUS held to the stated maturity date will differ from, and may be substantially less than, the return on PLUS purchased at stated principal amount. If you purchase your PLUS at a premium to stated principal amount and hold them to the stated maturity date the return on your investment in the PLUS will be lower than it would have been had you purchased the PLUS at stated principal amount or a discount to stated principal amount.

The Policies of the Underlying ETF’s Investment Advisor Could Affect the Payment at Maturity on Your PLUS and Their Market Value

The investment advisor of the underlying ETF, SSGA Funds Management, Inc. (“SSGA”), may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies concerning additions, deletions or substitutions of securities in the underlying ETF and the manner in which changes affecting the index are reflected in the underlying ETF that could affect the market price of the shares of the underlying ETF and, therefore, the payment at maturity, if any, on your PLUS. The payment at maturity and the market value of your PLUS could also be affected if the investment advisor changes these policies, for example, by changing the manner in which it calculates the underlying ETF, in which case it may become difficult or inappropriate to determine the market value of your PLUS.

If events such as these occur, the calculation agent — which initially will be Goldman, Sachs & Co. — may determine the closing price of the underlying ETF on the valuation date — and thus the amount payable on the maturity date, if any — in a manner, in its sole discretion, it considers appropriate. We describe the discretion that the calculation agent will have in determining the closing price of the underlying ETF on the determination date and the amount payable on your PLUS more fully under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlying” on page S-28 of the accompanying general terms supplement no. 25.

In addition, the index sponsor of the index owns the index and is responsible for the design and maintenance of that index. The policies of the index sponsor concerning the calculation of the index, including decisions regarding the addition, deletion or substitution of the equity securities included in the index, could affect the level of the index and, consequently, could affect the market prices of shares of the underlying ETF and, therefore, the amount payable on your PLUS, if any, and their market value.

There Are Risks Associated with the Underlying ETF

The underlying ETF’s shares are listed for trading on NYSE Arca. However, there is no assurance that an active trading market will continue for the shares of the underlying ETF or that there will be liquidity in the trading market. The underlying ETF is subject to management risk, which is the risk that the investment strategy used by the investment advisor to the underlying ETF may not produce the intended results. The underlying ETF is not managed according to traditional methods of “active” investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the underlying ETF, utilizing a “passive” or indexing investment approach, attempts to approximate the investment performance of the index by investing in a portfolio of securities that generally replicates the index. Therefore, unless a specific security is removed from the index, the underlying ETF generally would not sell a security because the security’s issuer was in financial trouble, or might otherwise be viewed as an undesirable investment. Furthermore, the underlying ETF may invest in cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSGA) and, in certain situations or market conditions, make larger than normal investments in derivatives or other securities to maintain exposure to the index, which may expose the underlying ETF to additional risks, such as counterparty credit risk or liquidity risk.

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GS Finance Corp. PLUS Based on the Value of the Energy Select Sector SPDR® Fund due April 20, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

The Underlying ETF is Concentrated in the Energy Sector and Does Not Provide Diversified Exposure

The Underlying ETF is not diversified. The underlying ETF’s assets will be concentrated in the energy sector, which means the underlying ETF is more likely to be more adversely affected by any negative performance of the energy sector than an underlying ETF that has more diversified holdings across a number of sectors. Companies in the energy sector develop and produce oil, gas and consumable fuels and provide drilling and other energy resources production and distribution related services. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for energy products in general. The price of oil and gas, exploration and production spending, government regulation, world events, exchange rates and economic conditions will likewise affect the performance of these companies. Correspondingly, securities of companies in the energy sector are subject to swift price and supply fluctuations caused by events relating to domestic and international politics, energy conservation, the success of exploration projects, and tax and other governmental regulatory policies. Weak demand for the companies’ products or services or for energy products and services in general, as well as negative developments in these other areas, would adversely impact the performance of the underlying ETF. For example, the underlying ETF has suffered a significant negative performance since late June 2014 primarily due to negative developments in the energy sector, while the broader S&P® 500 Index has achieved a positive return for the same period. In addition, oil and gas exploration and production can be significantly affected by natural disasters as well as changes in exchange rates, interest rates, government regulation, world events and economic conditions. Companies in the energy sector may also be at risk for environmental damage claims.

The Underlying ETF and the Index are Different and the Performance of the Underlying ETF May Not Correlate with the Performance of the Index

The underlying ETF will generally invest in substantially all of the securities included in the index. There may, however, be instances where the underlying ETF may choose to overweight one or more securities in the index, purchase securities not included in the index or utilize various combinations of other available investment techniques in seeking to track the index.  Although the underlying ETF seeks to track the performance of the index as closely as possible, the underlying ETF’s return may not match or achieve a high degree of correlation with the return of the index due to, among other things, operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies.  In addition, corporate actions with respect to the securities included in the index, such as mergers and spin-offs, may impact the variance between the underlying ETF and the index.  For example, SSGA anticipates that it may take several business days for additions and deletions to the index to be reflected in the portfolio composition of the underlying ETF. Finally, as the shares of the underlying ETF are traded on the NYSE Arca and are affected by market forces such as supply and demand, economic conditions and other factors, the trading prices of one share of the underlying ETF generally differ from (and may deviate significantly during periods of market volatility from) the daily net asset value per share of the underlying ETF.  For these reasons, the performance of the underlying ETF may not correlate with the performance of the index.

The Underlying ETF May Be Disproportionately Affected By the Performance of a Small Number of Stocks

Although the underlying ETF holds 42 stocks as of December 28, 2015, over 33% of the underlying ETF was invested in just two stocks – Exxon Mobil Corporation and Chevron Corporation. As a result, a decline in the prices of one or both of these stocks, including as a result of events negatively affecting one or both of these companies, such as an oil spill or other catastrophic event, may have the effect of significantly lowering the price of the underlying ETF even if none of the other stocks held by the underlying ETF are affected by such events. Because of the weighting of the holdings of the underlying ETF, the amount you receive at maturity could be less than the payment at maturity you would have

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GS Finance Corp. PLUS Based on the Value of the Energy Select Sector SPDR® Fund due April 20, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

received if you had invested in a product linked to an underlying ETF that capped the maximum weight of any one stock to a low amount or that equally weighted all stocks held by such underlying ETF.

Your PLUS May Be Subject to an Adverse Change in Tax Treatment in the Future

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your PLUS that are currently characterized as pre-paid derivative contracts, and any such guidance could adversely affect the tax treatment and the value of your PLUS. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your PLUS after the bill was enacted to accrue interest income over the term of such PLUS even though there may be no interest payments over the term of such PLUS. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such PLUS. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences” on page S-96 of the accompanying general terms supplement no. 25. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the PLUS for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-96 of the accompanying general terms supplement no. 25 unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon the sale, exchange or maturity of your PLUS, could be collected via withholding. If these regulations were to apply to the PLUS, we may be required to withhold such taxes if any dividends are paid on the underlying ETF during the term of the PLUS. We could also require you to make certifications prior to the maturity of the PLUS in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally apply to any payment made on or after January 1, 2017 with respect to any 871(m) financial instrument issued on or after January 1, 2017.  Based upon this effective date, these regulations will not apply to the PLUS. You should consult your tax advisor concerning these regulations or subsequent official guidance and regarding any other possible alternative characterizations of your PLUS for U.S. federal income tax purposes.

Your PLUS May Be Subject to the Constructive Ownership Rules

There exists a risk that the constructive ownership rules of Section 1260 of the Internal Revenue Code could apply to your PLUS. If your PLUS were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange or maturity of your PLUS would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the PLUS.

January 2016

GS Finance Corp. PLUS Based on the Value of the Energy Select Sector SPDR® Fund due April 20, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your PLUS, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the PLUS to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your PLUS.

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GS Finance Corp. PLUS Based on the Value of the Energy Select Sector SPDR® Fund due April 20, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

The Underlying ETF and the Index

The shares of the Energy Select Sector SPDR® Fund (the “underlying ETF”) are issued by a series of the Select Sector SPDR® Trust, a registered investment company.  The underlying ETF seeks investment results that correspond generally to the price and yield performance, before expenses, of the S&P® Energy Select Sector Index (“the index”).  The underlying ETF trades on the NYSE Arca under the ticker symbol “XLE”.  SSGA Funds Management, Inc. (“SSGA”) currently serves as the investment advisor to the underlying ETF. SSGA employs a replication strategy in seeking to track the index as described under “Replication Strategy” below.

We obtained the following fee information from the SPDR® website, without independent verification.  The investment advisor is entitled to receive a management fee from the underlying ETF based on a percentage of the underlying ETF’s average daily net assets, at an annual rate of 0.04%.  In addition, the underlying ETF has adopted a Distribution and Service Plan pursuant to which payments of up to 0.04% of average daily net assets may be made. The underlying ETF also incurs other operating expenses up to an annual rate of 0.06%. As of December 29, 2015, the expense ratio of the underlying ETF was 0.14% per annum.

For additional information regarding the Select Sector SPDR® Trust or SSGA, please consult the reports (including the Annual Report to Shareholders on Form N-CSR for the fiscal year ended September 30, 2014 and Semi-Annual Report dated March 31, 2015) and other information SPDR® Series Trust files with the SEC.  Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov.  In addition, information regarding the underlying ETF, including its top portfolio holdings, may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the SPDR® website at www.spdrs.com. We have obtained all information about the underlying ETF from the SPDR® website without independent verification.  We are not incorporating by reference the website, the sources listed above or any material they include in this document.

Investment Objective and Strategy

The underlying ETF seeks to provide investment results that correspond generally to the price and yield performance, before expenses, of the S&P® Energy Select Sector Index. SSGA uses a replication strategy to try to achieve the underlying ETF’s investment objective, which means that the underlying ETF generally invests in substantially all of the securities represented in the index it tracks in approximately the same proportions as the index.  In certain situations or market conditions, the underlying ETF may temporarily depart from its normal investment policies and strategies provided that the alternative is consistent with the underlying ETF’s investment objective and is in the best interest of the underlying ETF.  For example, if the underlying ETF is unable to invest directly in a component security or if a derivative investment may provide higher liquidity than other types of investments, it may make larger than normal investments in derivatives to maintain exposure to the index that it tracks. Consequently, under such circumstances, such underlying ETF may invest in a different mix of investments than it would under normal circumstances. The underlying ETF is managed with a passive investment strategy, attempting to track the performance of an unmanaged index of securities.  This differs from an actively managed underlying ETF, which typically seeks to outperform a benchmark index.

The underlying ETF’s investment strategy and other policies may be changed without shareholder approval.

The following table displays the top holdings of the underlying ETF.  We obtained the information in the tables below from the SPDR® website, without independent verification.

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GS Finance Corp. PLUS Based on the Value of the Energy Select Sector SPDR® Fund due April 20, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Energy Select Sector SPDR® Fund Top Holdings as of December 28, 2015:

Name:	Percentage (%)

Exxon Mobil Corporation	18.52%

Chevron Corporation	14.54%

Schlumberger NV	7.76%

Valero Energy Corporation	3.98%

EOG Resources Inc.	3.96%

Occidental Petroleum Corporation	3.80%

ConocoPhillips	3.61%

Pioneer Natural Resources Company	3.45%

Phillips 66	3.28%

Tesoro Corporation	3.25%

Top Three Holdings of the Energy Select Sector SPDR Fund

Exxon Mobil Corporation, Chevron Corporation and Schlumberger NV are registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the U.S. Securities and Exchange Commission (“SEC”) periodically. Information filed with the SEC can be inspected and copied at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, information filed by the applicable underlying ETF stock issuer with the SEC electronically can be reviewed through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the applicable underlying ETF stock issuer under the Exchange Act can be located by referencing its SEC file number specified below.

The graphs below show the daily historical closing prices of Exxon Mobil Corporation, Chevron Corporation and Schlumberger NV from January 1, 2007 through January 5, 2016.  We obtained the prices in the graphs below using data from Bloomberg Financial Services, without independent verification.  We have taken the descriptions of the underlying ETF stock issuers set forth below from publicly available information without independent verification.

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GS Finance Corp. PLUS Based on the Value of the Energy Select Sector SPDR® Fund due April 20, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

According to publicly available information, Exxon Mobil Corporation explores and produces crude oil and natural gas, manufactures petroleum products and transports and sells crude oil, natural gas and petroleum products. Information filed with the SEC by the underlying ETF stock issuer under the Exchange Act can be located by referencing its SEC file number 001-02256.

According to publicly available information, Chevron Corporation, through its subsidiaries and affiliates, is engaged in petroleum operations, chemicals operations, and power and energy services. Information filed with the SEC by the underlying ETF stock issuer under the Exchange Act can be located by referencing its SEC file number 001-00368.

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GS Finance Corp. PLUS Based on the Value of the Energy Select Sector SPDR® Fund due April 20, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

According to publicly available information, Schlumberger NV is a supplier of technology, integrated project management and information solutions to the international oil and gas exploration and production industry. Information filed with the SEC by the underlying ETF stock issuer under the Exchange Act can be located by referencing its SEC file number 001-04601.

______________

The following table displays information about the relative performance of the underlying ETF’s shares before tax and the index (from which the tracking error can be derived), in each case as of November 30, 2015.  We obtained the information in the tables below from the SPDR® website, without independent verification.

Period	Index	Underlying ETF
Year to Date	-12.32%	-12.21%
1 Year	-12.42%	-12.35%
5 Years	3.79%	3.67%
10 Years	5.19%	5.00%
Since Inception	8.51%	8.26%

Replication Strategy

The underlying ETF uses a replication strategy to attempt to track the performance of the index.  This strategy involves investing in substantially all of the securities represented in the index in approximately the same proportions as the index.  Under normal market conditions, the underlying ETF generally invests substantially all, but at least 95%, of its total assets in the securities comprising the index.  The underlying ETF will provide shareholders with at least 60 days notice prior to any material change in this 95% investment policy.

Correlation

Although SSGA seeks to track the performance of the index as closely as possible (i.e., achieve a high degree of correlation with the return of the index), the underlying ETF’s return may not match or achieve a high degree of correlation with the return of the index due to, among other things, operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies.  For example, SSGA anticipates that it may take several business days for additions and deletions to the index to be reflected in the underlying ETF’s portfolio composition.

Industry Concentration Policy

The underlying ETF’s assets will generally be concentrated in an industry or group of industries to the extent that the index concentrates in a particular industry or group of industries.  By concentrating its

January 2016

GS Finance Corp. PLUS Based on the Value of the Energy Select Sector SPDR® Fund due April 20, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

assets in a single industry or group of industries, the underlying ETF is subject to the risk that economic, political or other conditions that have a negative effect on that industry or group of industries will negatively impact the underlying ETF to a greater extent than if the underlying ETF’s assets were invested in a wider variety of industries.

The underlying ETF is non-diversified and may invest a larger percentage of its assets in securities of a few issuers or a single issuer than a diversified underlying ETF.  As a result, the underlying ETF’s performance may be disproportionately impacted by the performance of relatively few securities.

Creation Units

Prior to trading in the secondary market, shares of the underlying ETF are issued at net asset value to certain institutional investors (typically market makers or other broker-dealers) only in block-size units, known as creation units, of 50,000 shares or multiples thereof.  As a practical matter, only institutions, market makers or large investors purchase or redeem creation units.  The principal consideration for a specified number of creation units (which may be revised at any time without notice) is a basket of securities and/or cash that constitutes a substantial replication, or a representation, of the securities included in the index.  Except when aggregated in creation units (or upon the liquidation of the underlying ETF), shares of the underlying ETF are not redeemable securities.  There can be no assurance that there will be sufficient liquidity in the public trading market at any time to permit assembly of a creation unit.

Share Prices and the Secondary Market

The trading prices of the underlying ETF’s shares will fluctuate continuously throughout trading hours based on market supply and demand rather than the underlying ETF’s net asset value, which is calculated at the end of each business day. The trading price of the underlying ETF’s shares may deviate significantly from its net asset value during periods of market volatility. The New York Stock Exchange disseminates an indicative optimized portfolio value of the underlying ETF every fifteen seconds throughout the trading day. The indicative optimized portfolio value calculations are estimates of the values of the underlying ETF’s net asset value per share using market data.

The Index

The S&P® Energy Select Sector Index (Bloomberg symbol, “IXE Index”), which we refer to as the index, is comprised of the constituents of the S&P 500® Index that have an industry sector assignment in the energy sector.  The S&P 500® Index includes a representative sample of 500 leading companies in leading industries of the U.S. economy.  The index and the S&P 500® Index are calculated, maintained and published by S&P Dow Jones Indices (“S&P”). Additional information is available on the following website: http://us.spindices.com/. We have obtained all information about the index from the S&P website without independent verification. We are not incorporating by reference the website or any material it includes in this document.

Each company in the S&P 500® Index is classified by S&P based on the Global Industry Classification Standard, or GICS, methodology, subject to consultation with the index compilation agent.  S&P, in conjunction with the index compilation agent, assigns the constituents to the sector indices based on each constituent’s assignment under the GICS methodology.  The GICS methodology and classification assignments are jointly maintained by S&P and MSCI Inc. (“MSCI”), which is another index sponsor or index provider.  GICS was jointly developed by S&P and MSCI in 1999 and is intended to provide a consistent set of global sector and industry definitions. However, the GICS methodology is not used by all index sponsors, so comparisons between sector indices maintained by differing index sponsors may not be valid.

The GICS classifies companies into four levels of detail: 10 sectors, 24 industry groups, 67 industries and 156 sub-industries. The GICS methodology assigns each company, according to the definition of that company’s principal business activity, to a sub-industry, and then to a corresponding industry, industry

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GS Finance Corp. PLUS Based on the Value of the Energy Select Sector SPDR® Fund due April 20, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

group and sector. In the GICS methodology, revenues are a key measure of a company’s business activity, though earnings and market perception are also recognized as important and relevant information for classification purposes and are taken into account during the review process.  A company’s industry classification is reviewed no less frequently than annually, and companies are under constant surveillance for corporate actions. The GICS methodology itself is reviewed annually for changes or additions to the four classification levels.

When creating the sector indices, S&P divides the 500 companies included in the S&P 500® Index into the ten GICS sectors: Consumer Discretionary, Consumer Staples, Energy, Financials, Health Care, Industrials, Information Technology, Materials, Telecommunication Services and Utilities.  There are eleven S&P sector indices. The majority of the Select Sector Indices align in their membership with the GICS sectors, with the below exceptions. The Financial Services Select Sector Index includes companies in the Financial sector, excluding constituents of the Real Estate Industry group, but including mortgage REITs. The Real Estate Select Sector Index includes companies in the GICS Real Estate Industry Group, excluding mortgage REITs. Companies having Technology and Telecommunications GICS sector assignments are consolidated by S&P into the Technology Select Sector Index. The Energy Select Sector Index includes companies in the energy industry group.

As of December 24, 2015, the top ten constituents of the index and their relative weight in the index were as follows: Exxon Mobil Corporation (18.32%), Chevron Corporation (14.55%), Schlumberger NV (7.63%), EOG Resources Inc. (4.05%), Valero Energy Corporation (3.98%), Occidental Petroleum Corporation (3.79%), ConocoPhillips (3.64%), Pioneer Natural Resources Company (3.48%), Phillips 66 (3.29%) and Tesoro Corporation (3.25%).

S&P rebalances the index quarterly after the close of business on the second to last calculation day of March, June, September and December by reference to the date that is two business days prior to the last calculation day of March, June, September and December.  Each company is first weighted using S&P’s modified market capitalization methodology.  Then, the index is evaluated by S&P based on its constituents’ modified market capitalization weights to ensure the index does not breach the maximum allowable limits described below. If the index breaches any of the allowable limits, the constituents are reweighted based on their float-adjusted market capitalization weights calculated using the prices as of the rebalancing reference date, and membership, shares outstanding and investable weight factors as of the rebalancing effective date.

If any company has a weight greater than 24%, S&P caps that company’s float-adjusted market capitalization weight at 23%. S&P sets the cap to 23% to allow for a 2% buffer to ensure that no stock exceeds 25%.  S&P redistributes all excess weight equally to all uncapped stocks within the index.  After this redistribution, if the float-adjusted market capitalization weight of any other stock(s) then breaches 23%, S&P repeats the process iteratively until no stock breaches the 23% weight cap.  The sum of the stocks with weight greater than 4.8% cannot exceed 50% of the total index weight. If the rule in the preceding sentence is breached, then S&P ranks all the stocks in descending order of their float-adjusted market capitalization weights and the first stock that causes the 50% limit to be breached is identified. S&P then reduces the weight of that stock to 4.6%.  S&P then redistributes the excess weight equally to all stocks with weights below 4.6% and repeats the process is repeated iteratively until the 50% test above is satisfied.  As part of the rebalancing process, S&P assigns index share amounts to each constituent stock to arrive at the weights calculated above. Since index shares are assigned based on prices one business day prior to rebalancing, the actual weight of each stock at the rebalancing differs somewhat from these weights due to market movements.  If necessary, the reweighting process may take place more than once prior to the close on the last business day of March, June, September or December to ensure the sector index conforms to all diversification requirements.

Except for the rebalancing process described above and the consultation with the index compilation agent in connection with the sector assignments, the index is calculated and maintained on the same basis as

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GS Finance Corp. PLUS Based on the Value of the Energy Select Sector SPDR® Fund due April 20, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

the S&P 500® Index, which is described on pages S-42 to S-47 of the accompanying general terms supplement no. 25.

Historical Closing Prices of the Underlying ETF

The closing price of the underlying ETF has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing price of the underlying ETF during any period shown below is not an indication that the underlying ETF is more or less likely to increase or decrease at any time during the life of your PLUS.

You should not take the historical closing prices of the underlying ETF as an indication of the future performance of the underlying ETF. We cannot give you any assurance that the future performance of the underlying ETF or the underlying ETF stocks will result in your receiving an amount greater than the outstanding principal amount of your PLUS on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying ETF. The actual performance of the underlying ETF over the life of the offered PLUS, as well as the payment at maturity, if any, may bear little relation to the historical ETF closing prices shown below.

The table below shows the high, low and period end ETF closing prices of the Energy Select Sector SPDR® Fund for each of the four calendar quarters in 2007, 2008, 2009, 2010, 2011, 2012, 2013, 2014 and 2015 and the first calendar quarter of 2016 (through January 5, 2016). We obtained the ETF closing prices listed in the tables below from Bloomberg Financial Services, without independent verification.

Historical Quarterly High, Low and Period End ETF Closing Prices of the Energy Select Sector SPDR® Fund

	High	Low	Period End
2007
Quarter ended March 31	61.00	54.05	60.24
Quarter ended June 30	71.10	60.87	69.05
Quarter ended September 30	75.70	65.05	74.94
Quarter ended December 31	80.40	71.16	79.22
2008
Quarter ended March 31	80.40	67.27	73.80
Quarter ended June 30	90.25	75.10	88.36
Quarter ended September 30	88.97	61.65	63.77
Quarter ended December 31	62.36	40.00	47.84
2009
Quarter ended March 31	51.95	38.12	42.46
Quarter ended June 30	53.95	43.36	48.07
Quarter ended September 30	55.89	44.52	53.92
Quarter ended December 31	59.76	51.97	57.01
2010
Quarter ended March 31	60.30	53.74	57.52
Quarter ended June 30	62.07	49.68	49.68
Quarter ended September 30	56.31	49.38	56.06
Quarter ended December 31	68.25	56.11	68.25
2011
Quarter ended March 31	80.01	67.78	79.81
Quarter ended June 30	80.44	70.99	75.35
Quarter ended September 30	79.79	58.59	58.59
Quarter ended December 31	73.04	56.55	69.13

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GS Finance Corp. PLUS Based on the Value of the Energy Select Sector SPDR® Fund due April 20, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

	High	Low	Period End
2012
Quarter ended March 31	76.29	69.46	71.73
Quarter ended June 30	72.42	62.00	66.37
Quarter ended September 30	76.57	64.96	73.48
Quarter ended December 31	74.94	68.59	71.44
2013
Quarter ended March 31	79.99	72.86	79.32
Quarter ended June 30	83.28	74.09	78.36
Quarter ended September 30	85.30	78.83	82.88
Quarter ended December 31	88.51	81.87	88.51
2014
Quarter ended March 31	89.06	81.89	89.06
Quarter ended June 30	101.29	88.45	100.10
Quarter ended September 30	100.58	90.62	90.62
Quarter ended December 31	88.77	73.36	79.16
2015
Quarter ended March 31	82.29	72.86	77.58
Quarter ended June 30	82.94	74.64	75.16
Quarter ended September 30	74.54	59.22	61.20
Quarter ending December 31	71.40	58.78	60.55
2016
Quarter ended March 31 (through January 5, 2016)	60.53	60.30	60.53

The graph below shows the daily historical closing prices of the underlying ETF from January 1, 2007 through January 5, 2016. We obtained the closing prices of the underlying ETF in the graph below from Bloomberg Financial Services, without independent verification.

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GS Finance Corp. PLUS Based on the Value of the Energy Select Sector SPDR® Fund due April 20, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Information About the PLUS

This section is meant as a summary and should be read in conjunction with the section entitled “Supplemental Terms of the Notes” on page S-17 of the accompanying general terms supplement no. 25. This document supersedes any conflicting provisions of the accompanying general terms supplement no. 25.

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Underlying ETF investment advisor:	BlackRock Fund Advisors (“BFA”)
Denominations:	$10 and integral multiples of $10 in excess thereof
Interest:	None
Postponement of maturity date:	As described under “Supplemental Terms of the Notes — Stated Maturity Date” on page S-17 of the accompanying general terms supplement no. 25
Specified currency:	U.S. dollars (“$”)
Closing price of the underlying ETF:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Closing Value” on page S-33 of the accompanying general terms supplement no. 25
Business day:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” on page S-32 of the accompanying general terms supplement no. 25
ETF business day:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Underlying Business Day” on page S-32 of the accompanying general terms supplement no. 25
FDIC:	The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank
Tax considerations:

You will be obligated pursuant to the terms of the PLUS — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each PLUS for all tax purposes as a pre-paid derivative contract in respect of the underlying ETF, as described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-96 of the accompanying general terms supplement no. 25. Pursuant to this approach, it is the opinion of Sidley Austin LLP that upon the sale, exchange or maturity of your PLUS, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount you receive at such time and your tax basis in your PLUS. Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the PLUS will generally be subject to FATCA withholding. However, according to published guidance, the withholding tax described above will not apply to payments of gross proceeds from the sale, exchange or other disposition of the PLUS (including payment at maturity) made before January 1, 2019.

Trustee:	The Bank of New York Mellon
Calculation agent:	GS&Co.
Use of proceeds and hedging:	As described under “Use of Proceeds” and “Hedging” on page S-95 of the accompanying general terms supplement no. 25
ERISA:	As described under “Employee Retirement Income Security Act” on page S-103

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GS Finance Corp. PLUS Based on the Value of the Energy Select Sector SPDR® Fund due April 20, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

of the accompanying general terms supplement no. 25

Supplemental plan of distribution; conflicts of interest:

As described under “Supplemental Plan of Distribution” on page S-104 of the accompanying general terms supplement no. 25 and “Plan of Distribution — Conflicts of Interest” on page 106 of the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $ .

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate stated principal amount of the offered PLUS specified on the front cover of this document. GS&Co. proposes initially to offer the PLUS to the public at the original issue price set forth on the cover page of this document. Morgan Stanley Smith Barney LLC (Morgan Stanley Wealth Management), acting as dealer for the offering, will receive a selling concession of $0.225, or 2.25% of the principal amount, for each PLUS they sell. Morgan Stanley Wealth Management has informed us that it intends to internally allocate at Morgan Stanley Wealth Management $0.05 of the selling concession, or 0.50% of the principal amount, for each PLUS as a structuring fee. Goldman, Sachs & Co. will receive an underwriting discount of $0.01, or 0.10% of the principal amount, for each PLUS. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of PLUS within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of PLUS will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell PLUS in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We expect to deliver the PLUS against payment therefor in New York, New York on January  , 2016, which is expected to be the third scheduled business day following the date of this document and of the pricing of the PLUS.

We have been advised by GS&Co. that it intends to make a market in the PLUS. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time.

Contact:

Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).

About Your PLUS:

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement and general terms supplement no. 25 listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement and general terms supplement no. 25 and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement and general terms supplement no. 25 if you so request by calling (212) 357-4612.

The PLUS are notes that are part of the Medium-Term Notes, Series E program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. (Registration Statement No. 333-198735). This document should be read in conjunction with the following:

•                  General terms supplement no. 25 dated December 22, 2015

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GS Finance Corp. PLUS Based on the Value of the Energy Select Sector SPDR® Fund due April 20, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

•                                          Prospectus supplement dated December 22, 2015

•                                          Prospectus dated December 22, 2015

The information in this document supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your PLUS.

January 2016

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this document, the accompanying general terms supplement no. 25, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This document, the accompanying general terms supplement no. 25, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the PLUS offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this document, the accompanying general terms supplement no. 25, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$

GS Finance Corp.

PLUS Based on the Value of the Energy Select Sector SPDR® Fund due April 20, 2017

Principal at Risk Securities

Goldman, Sachs & Co.

January 2016